As filed with the Securities and Exchange Commission on October 13, 2020

Registration No. 333-227403

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-227403

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AKCEA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	47-2608175
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

22 Boston Wharf Road, 9th Floor

Boston, Massachusetts 02210

(617) 207-0202

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brett Monia

President

Akcea Therapeutics, Inc.

c/o Ionis Pharmaceuticals, Inc.

2855 Gazelle Court

Carlsbad, CA 92010

(760) 931-9200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Graham Robinson

Laura Knoll

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

(617) 573-4850

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the Registration Statement No. 333-227403, registering debt securities, shares of common stock, par value $0.001 per share (“Common Stock”), shares of preferred stock, par value $0.001 per share and warrants, in each case of Akcea Therapeutics, Inc. (the “Registrant”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 18, 2018 (the “Registration Statement”).

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated August 30, 2020, among the Registrant, Ionis Pharmaceuticals, Inc. a Delaware corporation (“Ionis”) and Avalanche Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Ionis (“Purchaser”), Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. The Merger became effective on October 12, 2020.

In connection with the Merger, the Registrant has terminated any offering of the Registrant’s securities pursuant to this Post-Effective Amendment to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, and to terminate the effectiveness of the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on October 13, 2020.

AKCEA THERAPEUTICS, INC.
By:	/s/ Elizabeth L. Hougen
Name:	Elizabeth L. Hougen
Title:	Treasurer and Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.